Exhibit 99.1

For Immediate Release

For More Information:

Whitney Butler

Director of Marketing

CBC National Bank

912-222-4411

wbutler@cbcnationalbank.com

CBC National Bank Launches New Mortgage Technology to Better Serve Customers

FERNANDINA BEACH, Fla., Dec. 3, 2009 – CBC National Bank, an operating division of Coastal Banking Company Inc., today launched a new mortgage software platform that makes it easier for loan officers to instantaneously see, understand and manage their customers’ loans.

The software, CBConnex, features real-time loan pricing, locking and guideline matching, on-demand loan status updates, document imaging and seamless integration with credit, automated underwriting, mortgage insurance and document preparation services.

“CBC National Bank prides itself on superior customer service,” said Charles Wagner, senior vice president and co-managing director of CBC National Bank’s wholesale lending division, “and this innovative technology gives us yet another tool to better serve our clients. By providing loan officers the live, real-time status and activity of their loans, they will have better knowledge of and control over their business, not to mention a higher level of comfort knowing that their customers are receiving the best support possible.”

CBConnex is a security-protected system that allows loan officers to transfer loan packages into a work-ready electronic environment to reduce errors and provide quicker, more informed decision-making. For more information, please visit www.cbconnex.com.

CBC National Bank’s wholesale mortgage division, based in Atlanta, originates one-to-four family residential mortgages, both conventional and FHA, that primarily are full-documentation, conforming loans presold into the secondary market. The wholesale group operates in the metro Atlanta and Charlotte markets, with plans to pursue wholesale lending in coastal markets in North Florida, Georgia and South Carolina. Starting operations in September 2007, the division reached the $1 billion milestone in loan production in June 2009.

About CBC National Bank

CBC National Bank, a division of Coastal Banking Company Inc. (OTCBB:CBCO), operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., The Georgia Bank in Meigs, Ga., and operates a wholesale lending division based in Atlanta with commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. Headquartered in Fernandina Beach, CBC National Bank provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. For more information, please visit www.cbcnationalbank.com.

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